Exhibit 99.2

Dear Datavault AI Inc. Stockholders and other holders of Datavault AI Inc. Securities:

This letter is being furnished to you as a holder of certain securities of Datavault AI Inc., a Delaware corporation (“Datavault”). As Datavault previously announced, its board of directors (the “Datavault Board”) declared a dividend (the “Distribution”) of Dream Bowl Meme Coin II tokens (such tokens, the “Meme Coins”) to the holders of the following Datavault securities, in each case as of the close of business on January 7, 2026 (such date, subject to the right of the Datavault Board to change to a later date, the “Record Date”): (i) Datavault’s common stock, par value $0.0001 per share (such stock, the “Datavault Common Stock” and such record holders, the “Record Datavault Common Holders”), (ii) certain warrants to purchase Datavault Common Stock that have not been exercised and settled prior to the Record Date (and which have the right to participate in the Distribution pursuant to the terms of their respective warrants) (such record holders, the “Record Datavault Warrant Holders”), (iii) certain convertible promissory notes of Datavault that have not been converted and settled prior to the Record Date (and which have the right to participate in the Distribution pursuant to the terms of their respective notes) (such record holders, the “Record Datavault Note Holders”) and (iv) certain equity awards and/or grants that are issued and outstanding as of the Record Date and which were granted under Datavault’s stock option, stock incentive or other equity incentive plans that have not been exercised or converted and settled (or in the case of restricted stock awards that have not yet vested) prior to the Record Date and which are entitled to participate in the Distribution pursuant to the terms of their respective awards and/or grants (such record holders, the “Record Datavault Award Holders” and together with the Record Datavault Common Holders and the Record Datavault Warrant Holders, and the Record Datavault Note Holders, the “Record Holders”). The preceding Datavault securities held by the Record Holders as of the Record Date are collectively referred to herein as the “Datavault Securities”.

The Distribution will be (i) made on the basis of one Meme Coin for every 60 shares of Datavault Common Stock held (or underlying the applicable Datavault Securities held) by such Record Holders on the Record Date and (ii) paid beginning on February 21, 2026 (or such other date as determined by the Datavault Board, the “Payment Date”), subject to the satisfaction of the Payment Conditions (as defined below) by the applicable Record Holder. Record Holders holding fewer than 60 shares of Datavault Common Stock (or shares of Datavault Common Stock underlying the applicable Datavault Securities held) as of the Record Date will not be entitled to receive any Meme Coins. Record Holders holding more than 60 shares of Datavault Common Stock (or shares of Datavault Common Stock underlying the applicable Datavault Securities held) as of the Record Date in increments of other than 60 shares will be entitled to receive such number of Meme Coins as is determined by dividing the number of shares of Datavault Common Stock (or shares of Datavault Common Stock underlying the applicable Datavault Securities held) held by each such holder as of the Record Date by 60 (rounding down to the nearest increment of 60 shares). For example, a Record Holder holding 125 shares of Datavault Common Stock as of the Record Date will only be entitled to receive two Meme Coins (i.e., one Meme Coin in respect of each 60 shares of Datavault Common Stock (or shares of Datavault Common Stock underlying the applicable Datavault Securities held) held as of the Record Date).

As a Record Holder, you are entitled to participate in the Distribution and receive Meme Coin(s), subject to your satisfying the following conditions (the “Payment Conditions”):

(i)	having (or setting up) a digital wallet with Datavault; and

(ii)	completing, executing and submitting an opt-in agreement (the “Opt-In Agreement”), in which, among other things, you will be required to provide a valid and accurate Datavault digital wallet address for Datavault to deposit the Meme Coins.

You must initiate the process of electing to receive your portion of the Distribution by setting up your digital wallet with Datavault (if you do not already have a digital wallet with Datavault) and completing the Opt-In Agreement by navigating to www.dreambowlcoin2.com (the “Distribution Website”) hosted by Datavault’s Information Agent, Alliance Advisors.

On the Distribution Website, you will find, among other information, the following (collectively, with this letter, the “Distribution Materials”):

(i)	An FAQ regarding the Distribution.

(ii)	Instructions for setting up a digital wallet with Datavault.

(iii)	A form of Opt-In Agreement to be completed and executed by you and submitted to the Information Agent by uploading the completed and executed agreement via a secure link on the Distribution Website under the field “Upload Your Opt-In Agreement”.

You can also scan the below QR Code to visit the Distribution Website where you can view and download the above-referenced Distribution Materials, set up a digital wallet with Datavault, and print, complete and submit your Opt-In Agreement. No vote is required by you to receive the Distribution, and you will not be required to pay anything to Datavault for the receipt of the Meme Coins in the Distribution. However, as a condition to the receipt of the Distribution, you must satisfy the Payment Conditions set forth above.

You should also carefully review the FAQs on the Distribution Website and the risks and uncertainties described under the heading “Risk Factors” in the Opt-In Agreement. You should consult your own legal counsel regarding the terms of the Opt-In Agreement and your own tax advisor as to the particular tax consequences of the Distribution, including potential tax consequences under state, local, and non-U.S. tax laws.

Neither the Securities and Exchange Commission, nor any state securities commission has approved or disapproved the Distribution or determined if the information set forth in this letter and its enclosures is truthful or complete. This letter and its enclosures do not constitute an offer to sell or the solicitation of an offer to buy any securities.

This letter, which we are mailing to all Record Holders as of the close of business on the Record Date, and the other Distribution Materials, which can be found on the Distribution Website referenced above, describe the Distribution and refer you to important information about how to participate in the Distribution. We urge you to access the Distribution Website and read these Distribution Materials carefully.

If you have any questions about participating in the Distribution, please visit the Distribution Website at www.dreambowlcoin2.com or contact Datavault’s Information Agent, Alliance Advisors, by phone or email at 1-888-244-0512 (or 1-551-367-1997 for international holders) or DVLT2@allianceadvisors.com.

Thank you,

/s/ Nathaniel Bradley

Nathaniel Bradley
Director and Chief Executive Officer

SCAN THIS QR CODE FOR ACCESS TO THE DISTRIBUTION WEBSITE: